Exhibit 10.1

LICENSE AND ROYALTY AGREEMENT

This License and Royalty Agreement is entered into as of February 10, 2021

BETWEEN:

ST-GEORGES ECO-MINING CORP., a company governed by the laws of Canada (“SX”);

AND

ST-GEORGES METALLURGY CORP., a company governed by the laws of Canada (“SXM”);

AND

ALTAIR INTERNATIONAL CORP., a company incorporated under the laws of the State of Nevada (“Altair” and together with SX and SXM, the “Parties”).

WHEREAS:

A.	SXM is the exclusive owner of the SX Lithium Extraction Technology (as defined below).

B.	SX and its Affiliates (as defined below) are currently developing the SX EV Battery Recycling Technology (as defined below).

C.	SXM wishes to license the SX Lithium Extraction Technology to Altair for Altair’s lithium bearing prospects in the United States.

D.	SX wishes to grant access to the SX EV Battery Recycling Technology to Altair and Altair has agreed to act as a master agent to promote the licensing and deployment of the SX EV Battery Recycling Technology in North America.

E.	Altair may hold Earn In Agreements and have concessions on Properties (as defined below) from time to time.

F.	Altair has agreed to provide SX with a net revenue interest royalty (the “Royalty”) on all metals and minerals extracted (the “Products”) and sold from the Properties as calculated and paid in accordance with this Agreement.

G.	SX has agreed to provide Altair with a trailer fee on any royalty received by SX from the licensing of the SX EV Battery Recycling Technology to Altair Licensees (as defined below).

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and as set forth below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, it is agreed as follows:

Article 1
Definitions

1.1	Definitions. In this Agreement:

(a)	“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person.

(b)	“Altair Licensees” means, collectively, each licensee of the SX EV Battery Recycling Technology referred by Altair or its Sub-Agents, or as a result of Altair or its Sub-Agents acting as agent.

(c)	“Agreement” means this license and royalty agreement together with any schedules, as may be amended from time to time.

(d)	“Claim” means any and all claims, demands, suits, proceedings, attachments, levies, damages, losses, fines, penalties, costs of investigation, analytical costs, or other expenses (including solicitor and own-client costs on a full indemnity basis).

(e)	“Confidential Information” means

(i)	the existence and contents of this Agreement, including any schedule thereto (subject to any written agreement between the Parties to publicly announce the Agreement);

(ii)	any information, knowledge, know-how, data, reports, notes, analyses, studies, interpretations, forecasts, audit reports, financial data, accounting information, customer information, product information, market information, pricing information, works, computer programs, trade secrets, statistics, scientific information, technical information, designs, algorithms, procedures, inventions (whether patentable or not and whether reduced to practice or not), research and development, technology, intellectual property, processes, systems, methodologies, ideas, innovations, business information, compilations, lists and other records concerning the business, financial, commercial, trade, and administrative affairs of the Disclosing Party, or of the employees or contractors of the Disclosing Party, that are either owned by or in the rightful possession of the Disclosing Party; and

(iii)	any other information belonging to the Disclosing Party that is marked “confidential”,

which, prior to the date hereof, has been or, after the date hereof, may become known to the Recipient that is not, at the time of disclosure hereunder, available or known to the general public, or that, by its nature or the nature of disclosure would reasonably be determined to be confidential, whether the form or manifestation of such Confidential Information is oral, or in written, electronic, digital, graphic, or any other tangible or intangible form whatsoever.

(f)	“Control” by one Person of another Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract, or otherwise; and the term “Controlled” shall have a corresponding meaning.

(g)	“Disclosing Party” means the Party that discloses Confidential Information to the other Party.

(h)	“Dispute” has the meaning ascribed thereto in Section 9.1.

(i)	“Excess Portion” has the meaning ascribed thereto in Section 3.1(a)(ii).

(j)	“Force Majeure Event” has the meaning ascribed thereto in Section 10.6.

(k)	“Improvements” means all customizations, developments, enhancements, revisions, corrections, improvements, modifications, derivations, derivative works of, upgrades and adaptations (whether patentable or not) to the SX Lithium Extraction Technology or the SX EV Battery Recycling Technology, as applicable.

(l)	“Indemnitee” has the meaning ascribed thereto in Section 8.3.

(m)	“Indemnitor” has the meaning ascribed thereto in Section 8.3.

(n)	“Intellectual Property Rights” means any and all intellectual property rights under statutory or common law or by contract or otherwise and whether or not perfected or protectable, anywhere in the world, both individually and collectively, including all: (i) rights in and under patents (including any expired patents for which a right to sue for past damages remains) and patent applications (including provisionals); (ii) rights associated with works of authorship including copyrights and mask works and registrations thereof; (iii) rights relating to trade secrets, know-how, manufacturing and production processes and techniques, research and development information and other confidential technical and non-technical information; (iv) other proprietary rights relating to intangible property in any jurisdiction, now existing, or hereafter filed, issued or acquired, and all applications and registrations therefor; and (v) divisions, continuations, continuations-in-part, renewals, reissues, re-examinations, and extensions of any of the foregoing now existing or hereafter filed, issued or acquired.

(o)	“Knowledge” means, as to the existence or absence of a fact, the actual knowledge, after reasonable inquiry, of any officer of a Party or Person, as the case may be.

(p)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any governmental authority.

(q)	“License” has the meaning ascribed thereto in Section 2.1.

(r)	“Licensed IP” means all Intellectual Property Rights necessary or useful to practice the SX Lithium Extraction Technology anytime during the term of this Agreement, including (i) all inventions and Improvements owned or held for use by SXM and/or its Affiliates, and (ii) all know-how relating to the SX Lithium Extraction Technology.

(s)	“Party” and “Parties” have the meaning ascribed thereto above.

(t)	“Permitted Use” means use by a Party that, in the Party’s sole discretion, acting reasonably, is necessary to perform the Party’s obligations hereunder or exercise the Party’s rights hereunder.

(u)	“Person” will be construed broadly and includes an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

(v)	“Personnel” means directors, officers, employees, agents, and Representatives of a Party.

(w)	“Products” has the meaning ascribed thereto in the recitals to this Agreement.

(x)	“Properties” means, collectively, any property located in the United States in which Altair holds an Earn In Agreement, concessions or claims from time to time.

(y)	“Protected Third Party” means any Third Party with which Altair initiated discussions to license the SX EV Battery Recycling Technology or act as a Sub-Agent.

(z)	“Recipient” means the Party that receives Confidential Information from the other Party.

(aa)	“Representative” means any contractor, subcontractor, or outside consultant of a Party, including any financial, legal, or other professional advisor.

(bb)	“Royalty” has the meaning ascribed thereto in the recitals to this Agreement.

(cc)	“Sub-Agent” means any Third Party Altair appoints as a sub-agent pursuant to this Agreement.

(dd)	“SX EV Battery Recycling Technology” means the technology in lithium bearing battery recycling being developed by SX and its Affiliates and any Improvements thereon.

(ee)	“SX Lithium Extraction Technology” means the patent pending extraction methods and technology in separation, recovery and purification of lithium owned by SXM, and any Improvements thereon.

(ff)	“SX Technology” means, collectively, the SX EV Battery Recycling Technology and the SX Lithium Extraction Technology.

(gg)	“Third Party” means a Person other than the Parties and their Affiliates.

(hh)	“Trailer Fee” means the 1% trailer fee on any royalty SX receives from licensees of the SX EV Battery Recycling Technology that are Altair Licensees.

1.2	Interpretation. In this Agreement:

(a)	The terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	References to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section of this Agreement, respectively;

(c)	The recitals to this Agreement form an integral part of this Agreement and are incorporated herein by reference;

(d)	The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(e)	Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(f)	Unless otherwise indicated, any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(g)	The words “include”, “includes”, “including” and similar words and phrases are not limiting (whether or not non-limiting language such as “without limitation” or other words of similar import are used with reference thereto);

(h)	Reference to any agreement or other instrument in writing means such agreement or other instrument in writing as amended, modified, replaced or supplemented from time to time;

(i)	Time shall be of the essence in all respects of this Agreement;

(j)	Unless otherwise indicated, time periods referring to “days” shall mean calendar days;

(k)	Unless otherwise indicated, time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(l)	Whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a business day of the payor, such payment shall be made or action taken on the next following business day of the payor.

Article 2
Technology

2.1          License to SX Lithium Extraction Technology. SXM hereby grants to Altair a non-exclusive license to use the Licensed IP within the United States for the term of this Agreement.

2.2          Master Agent for SX EV Battery Recycling Technology. SX hereby grants to Altair access to the SX EV Battery Recycling Technology and the right to act as an exclusive master agent with respect to the SX EV Battery Recycling Technology in North America. Notwithstanding anything contained in this Agreement, SX and its Affiliates shall retain the right to market, promote, license and sell the SX EV Battery Recycling Technology to Third Parties.

(a)	Marketing Materials. SX shall provide to Altair copies of any research and development report and marketing materials relating to the SX EV Battery Recycling technology within 60 days of such materials becoming available.

(b)	Sub-Agents. Altair shall have the right to appoint Sub-Agents. Each Sub-Agent will enter into an agency agreement with SX and Altair setting out the rights and obligations of such Sub-Agents in relation to the sub-agency relationship. Altair shall be responsible for the enforcement of such agency agreements against the Sub-Agents in accordance with the terms of the agency agreements.

(c)	Non-Solicitation of Protected Third Parties. SX hereby agrees not to solicit any Protected Third Party for a period of three years from the date such Protected Third Party initially entered into discussions with Altair with regards to the SX EV Battery Recycling Technology.

2.3          Ownership. SXM will retain ownership of the Licensed IP. SX will retain ownership of the SX EV Battery Recycling Technology and any Intellectual Property Rights related thereto.

2.4           Improvements. The Parties expressly acknowledge and agree that all right, title and interest in, to or under any Improvements (except to the extent provided herein) will be the exclusive property of SX and SXM, as applicable, automatically upon the generation or creation thereof. SX or SXM, as applicable, shall as soon as practicable inform Altair, in writing, of any material Improvements and shall provide, free of charge, documents and information reasonably required to practice such Improvements.

Article 3
ROYALTY AND TRAILER FEE

3.1	Royalty.

(a)	Royalty. Altair shall pay to SX the Royalty for all Products produced by Altair using the SX Lithium Extraction Technology from the Properties or pooled therewith and saved and removed therefrom and sold, or processed and sold, by or for Altair, subject to the pooling provisions contained herein. Subject to Section 4.6 (Withholding Tax), all payments of Royalties shall be for the gross amount due, without withholding or deduction. The Royalty shall be calculated as follows:

(i)	for all Products sold, the Royalty reserved to SX shall be 5% of the net revenue received by Altair for any such Product;

(ii)	the Royalty set out in clause (i) shall be 3% of the net revenue on all payments in excess of US$8,000,000 of production on an annualized basis (the “Excess Portion”);

(iii)	the Excess Portion ceiling amount will be indexed using U.S. Federal Reserve inflation data; and

(iv)	in the event that Altair, the mine operator or its successors decide to stockpile the Product and stockpiling exceeds six months, an advance Royalty of an estimate of 2% of the commercial net value within the net revenue will be paid to SX.

(b)	Altair agrees to make a written report to SX within 30 days of the end of any month in which there are Royalties payable under this Agreement and within 30 calendar days of any termination or expiration of this Agreement, containing a detailed summary of the revenue received by Altair for the Products during the applicable period.

3.2	Reasonable Diligence. Altair shall use reasonable diligence to sell the Product on which a Royalty is payable under the terms of this Agreement but, in the exercise of such diligence, Altair shall not be obligated to sell the Product under terms, conditions or circumstances which, in Altair’s sole judgment, exercised reasonably and in good faith, is not in the best interest of Altair

3.3	Pooling. Altair is hereby granted the right to pool up to a maximum of 50% of the Properties with any other land in the vicinity thereof, whether owned by Altair or a Third Party, at any time, so long as the area so pooled, as near as practicable, covers only the delineated ore body from which production attributable to the pooled area is concerned. For the purposes of determining the Royalty under this Agreement, any Product produced from the land so pooled shall be allocated to SX on the basis of surface acreage of the Properties as it related to the surface acreage of the land so pooled. It shall be conclusively presumed, for purposes of this Agreement, that the Product produced from such pooled land is produced uniformly within the boundaries of the pooled land, both as to quantity and quality.

3.4	Comingling. Altair shall have the right to mix and commingle the Product from the Properties, or land pooled therewith, with like substances produced from other land for transporting, treating, processing and storing prior to or for the purpose of sale. Prior to such mixing or commingling Altair shall weigh, sample and determine the wet weight, moisture content, and dry weight for any such Product, using sound engineering practices and standards, and the volume of all Products produced shall be determined by adequate metering devices. Any such determining of weight or volume, sampling and analytical practices and procedures applied by Altair shall be used as the basis of allocation of the Royalty payable to SX hereunder in the event of a sale by Altair of materials so mixed or commingled or of Products produced therefrom.

3.5	Sampling, Assay, and Analysis. Any determination of weight, volume and moisture content, and any sampling and analysis shall be made in accordance with sound mining and metallurgical practices and standard sampling and analysis procedures prevailing in the lithium extraction industry. SX shall have the right to have a representative present at the time the samples are taken. If Altair processes the Product or other compounds or products mined or extracted from the Property, upon written request SX shall be furnished with a portion of all samples taken for analysis. Split samples shall be retained by Altair for later analysis by an independent and qualified referee or arbitrator selected by mutual agreement of the Parties in the event of a dispute concerning Altair’s assay of samples. All statements and reports wherein Altair’s assay of samples are set forth shall be conclusively presumed true and correct unless, within 60 days after such statements or reports are delivered to SX by Altair, SX makes written objection thereto and demands that an assay be performed by an independent and qualified referee or arbitrator. In the event SX requires an independent assay be performed by an independent and qualified referee or arbitrator, if the difference in metal or mineral content differs by less than 0.005%, the average of Altair’s and the referee’s or arbitrator’s assays will be used. If the difference in metal or mineral content differs by more than 0.005%, the assay of the referee or arbitrator shall be determinative.

3.6	Inspection. SX, or its duly authorized Representatives, shall have the right at all reasonable times, and at its own risk, to enter onto the Properties and workings thereon for the purpose of examining and inspecting the same and ascertaining whether the terms and conditions of this Agreement are being carried out and performed by Altair, so long as such access or inspection is made during normal business hours and does not interfere with the operations of Altair or the mine operator of the Properties. SX, or its duly authorized Representatives, shall at all reasonable times have access to production records, assays and evaluation of ore records, and all other records pertinent and necessary for substantiating the compliance of Altair with the provisions of this Agreement.

3.7	Treatment of Product. Altair may, but shall not be obligated to, treat, mill, heap leach, sort, concentrate, refine, or otherwise process, beneficiate or upgrade the Products produced from the Properties, at sites located on or off the Properties, prior to sale, transfer, or conveyance to a purchaser, user or other consumer. Altair shall not be liable for mineral values lost in processing under sound practices and procedures, and no Royalty shall be due on any such lost mineral values.

3.8	Trailer Fee. SX shall pay to Altair the Trailer Fee for all royalty payments SX receives from licensees of the SX EV Battery Recycling Technology that are Altair Licensees. For greater certainty, SX is not entitled to any compensation received by Altair or its Sub-Agents for acting as agent or a referring party from any project promotor or other Third Party.

Article 4
Payment

4.1	Payment of Royalty.

(a)	Altair shall pay all Royalty payments due to SX for the relevant period, accrued pursuant to Section 3.1(a), within 30 days after and in accordance with SX’s receipt of the report provided by Altair pursuant to Section 3.1(b), except for any amounts disputed by Altair in good faith, and without withholding or deduction, subject to Section 4.6 (Withholding Tax). Payments shall be accompanied by a settlement sheet showing the quantities the Product mined or extracted from the Properties, saved and removed for sale or processing, proceeds of sale, purchase schedules, costs and other pertinent information in sufficient detail to explain the calculation of the Royalty payments.

(b)	All payments by Altair under this Agreement are to be made by electronic transfer into an account nominated by SX, or in such other manner agreed by the Parties.

(c)	Payment to SX of all fees due under this Agreement shall constitute payment in full for the License, and Altair shall not be responsible for paying any other fees, costs or expenses.

4.2	Payment of Trailer Fee.

(a)	SX shall pay any Trailer Fee payments due to Altair in respect of a royalty payment received from an Altair Licensee for the relevant period within 30 days of receipt of the royalty payment from such Altair Licensee.

(b)	All payments by SX under this Agreement are to be made by electronic transfer into an account nominated by Altair, or in such other manner agreed by the Parties.

(c)	Payment to Altair of all fees due under this Agreement shall constitute payment in full for the acting as agent, and SX shall not be responsible for paying any other fees, costs or expenses.

4.3	Interest on Overdue Payments. If any Party fails to make any payment in full when due, the Party owed payment will be entitled (without prejudice to any other right or remedy it may have) to charge the owing Party interest on the overdue amount at a rate equal to 2% per annum, calculated daily on the basis of a 365-day year from the date the payment became due to the date of full and final payment. The application of this Section 4.2 shall not apply with respect to the failure of the owing Party to pay any amounts disputed by the owing Party in good faith.

4.4	Currency. Unless otherwise agreed in writing, all payments made under this Agreement are to be made in Canadian dollars.

4.5	Goods and Services Tax.

(a)	Each Party shall be solely responsible for any taxes (including goods and/or service taxes) imposed on the Party in relation to any license granted in this Agreement and in relation to any amount paid pursuant to this Agreement.

4.6	Withholding Tax.

(a)	If any Laws require the withholding of amounts of income or other taxes or other amounts from payments made by a Party to the other under this Agreement, the Party making the payment will make such withholding payments as required and add such amounts to the payments due to the other Party.

(b)	The recipient Party will, on request of the paying Party, provide such information (including evidence of tax residency) and sign such documentation as the paying Party reasonably requires in order for it to obtain credits or rebates, or otherwise rely on benefits available to it, under any applicable double taxation treaties.

4.7	Objections to Royalty Payments; Audit. All Royalty payments shall be considered final and in full satisfaction of all obligations of Altair and unless SX gives Altair written notice describing a specific objection to the calculation thereof within 60 days after receipt by SX of the statements herein provided for. For 30 days from the date of Altair’ receipt of said notice, SX shall have the right to have Altair’s accounts and records, relevant to such objection, audited by a certified public accountant acceptable to both Parties. In the event that the audit discovers any deficit or excess payment, such amount shall be reflected in the next payment due to SX. If the variance between the amount of a Royalty payment to SX and the amount calculated by the audit is less 5%, then the cost of the audit shall be paid by SX. If the variance between the amount of a Royalty payment to SX and the amount calculated by the audit is greater than 5%, then the cost of the audit shall be paid by Altair.

Article 5
Representations and Warranties

5.1	Corporate Representations. Each Party represents and warrants to the other Parties that:

(a)	it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the Laws of its jurisdiction of incorporation, formation or organization;

(b)	it has and will continue to have the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted hereunder and to perform its obligations hereunder and that it has not made and will not make any commitments to others inconsistent with or in derogation of such rights and licenses;

(c)	the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and

(d)	when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and such other Laws affecting creditors’ rights generally.

5.2	Technology Warranties. Each of SX and SXM, as applicable, warrants that:

(a)	in respect of the SX Technology, that it has the legal power to extend the rights granted to Altair and its Affiliates in this Agreement; and

(b)	to the Knowledge of SXM, the use of the Licensed IP, as of the date hereof, does not infringe, misappropriate or otherwise violate any Intellectual Property Rights held by any Third Party.

5.3          Technology Covenants. SXM covenants that it will exercise commercially reasonable due care to protect the Licensed IP throughout the term of the Agreement.

Article 6
Confidentiality

6.1           Confidential Information. The Recipient shall not use or disclose Confidential Information without the prior written consent of the Disclosing Party for any purpose other than the Permitted Use. The Recipient shall treat the Confidential Information in the same way the Recipient treats its own confidential information and shall use all reasonable efforts to protect the Confidential Information against unauthorized use or disclosure.

6.2           Permitted Disclosure. Notwithstanding the foregoing, the Recipient may disclose Confidential Information:

(a)	to such Personnel of the Recipient as is reasonably necessary for the Recipient to perform its obligations or exercise its rights under this Agreement provided such Personnel of the Recipient have a legally binding obligation to be bound by the obligations of the Recipient hereunder or are subject to confidentiality obligations with the Recipient that apply to the Confidential Information and are at least as stringent as those contained in this Agreement. The Recipient shall be liable to the Disclosing Party for any breach of this Agreement by the Recipient or by its directors, officers, employees, or Personnel;

(b)	with the written consent of the Disclosing Party; or

(c)	if, in the opinion of its legal counsel, the Recipient is required by applicable securities or other Laws, legal process, regulations, or the rules of any securities exchange on which the Recipient’s securities (or the securities of a related body corporate of the Recipient) are listed, to make any disclosure of Confidential Information, other than where the Recipient’s obligation to disclose Confidential Information has arisen as a result of an act or omission on behalf of the Recipient (or said related body corporate), the Recipient may make such disclosure, but only of that portion of the Disclosing Party’s Confidential Information that is legally required. The Recipient will, if permitted by applicable Law, consult with the Disclosing Party in advance of such disclosure and provide the Disclosing Party with a copy of any proposed written disclosure in advance such that the Disclosing Party shall have a reasonable opportunity to protect its Confidential Information. If such advance consultation is not reasonably practicable or legally permitted, to the extent permitted under applicable Law, the Recipient shall provide the Disclosing Party with a copy of any written disclosure or a detailed summary of any unwritten disclosure made by the Recipient, as applicable, as soon as practicable thereafter.

6.3          Equitable Remedies. The Parties each acknowledge and expressly agree that any breach or non-performance by the Recipient of its obligations and duties in any connection with this Agreement shall cause the Disclosing Party immediate and irreparable harm for which damages alone are not an adequate remedy. The Parties agree and acknowledge that the Disclosing Party’s entitlement to equitable relief in any connection with this Agreement is fair and reasonable in the circumstances of this Agreement, and that neither of the Parties would have entered into this Agreement but for the acknowledgements, remedial rights and obligations provided herein. Such equitable remedies shall be in addition to any other rights that either Party may have under this Agreement, whether in law, equity, or otherwise.

6.4          Exceptions. Notwithstanding Section 6.1, the confidentiality obligations and limitations on use imposed by this Agreement shall not prevent use or disclosure of any information or data which:

(a)	is or subsequently becomes public knowledge, other than as a result of the disclosure of information in breach of this Agreement;

(b)	the Parties agree in writing is not the Disclosing Party’s Confidential Information;

(c)	the Recipient can demonstrate was in its possession at the time of initial receipt from the Disclosing Party or was thereafter developed by or for the Recipient independent of any disclosure of Confidential Information by the Disclosing Party; or

(d)	is lawfully disclosed to the Recipient by a third party which, to the Recipient’s Knowledge, after due inquiry, does not breach a confidentiality obligation owed to the Disclosing Party by disclosing it to the Recipient.

6.5          Exceptions – Limited Scope. No specific information will be deemed to be within any of the exceptions contained in Section 6.4 merely because such information is within the scope of more general information that is within one or more of the exceptions. Further, in the event of any dispute between the Parties as to whether specific information is within one or more of the exceptions outlined in Section 6.4, the Recipient will bear the burden of proof, by clear and convincing evidence, that such information is within the claimed exception outlined in Section 6.4.

6.6           Return/Destruction. Promptly upon request by a Party after termination of this Agreement, each Party shall (i) return all Confidential Information received from the other Parties, and all copies or reproductions of such documents, and (ii) destroy all analyses, compilations, studies or other documents prepared by or on behalf of such Party to the extent they contain or reflect Confidential Information disclosed or made available to such Party by the other Parties under this Agreement, with such destruction to be certified to the other Parties in writing by an officer of such Party.

6.7           Return/Destruction – Exceptions. Notwithstanding Section 6.6, a single copy of any information required to be returned or destroyed pursuant to Section 6.6 may be retained by the Recipient to the extent required to be retained by applicable Laws or bona fide internal compliance or document retention policies. Any information retained pursuant to this Section 6.7 shall be kept confidential in accordance with the terms of this Agreement during and after the term of this Agreement.

6.8           Public Disclosures. With the exception of any releases of information as legally required by regulatory bodies or as contemplated by Section 6.2(c), Altair must obtain the written consent of SX prior to using SX’s or SXM’s name, disclosing or alluding to any agreement between the Parties, or commenting on the SX Technology or the performance of the SX Technology, in any press or media releases or other public disclosures. SX may withhold such consent at its discretion.

Article 7
Term of Agreement

7.1           Termination. This Agreement shall continue in effect between the Parties on an indefinite basis unless terminated:

(a)	by a Party, if any other Party commits a material breach of this Agreement and fails to cure such breach within 45 days of receipt by the other Party of notice of such breach; or

(b)	by mutual written agreement of the Parties.

7.2          Effect of Termination.

(a)	Upon termination of this Agreement:

(i)	Altair and its Affiliates must cease all access or use of the SX Technology in connection with this Agreement. For clarity, any use of the SX Technology under a license other than as provided in this Agreement shall remain unaffected by this Section 7.2(a)(i);

(ii)	all fees accrued pursuant to this Agreement shall become immediately due and payable as of the effective date of termination; and

(iii)	each Party must return to the other Parties all documents and other materials in any form in its possession or under its control which contain or refer to any Confidential Information of the other Parties.

(b)	In no event shall a Party be liable to any other Party for any Personnel termination costs arising from the termination of this Agreement.

7.3          Survival. The following provisions will survive termination of the Agreement:

(a)	Article 4 (Payment), Sections 7.2 (Effect of Termination), and any other provision in this Agreement that, by its nature, is intended to survive the termination of this Agreement until all amounts due have been paid or otherwise resolved in accordance with Article 9 (Dispute Resolution), shall so survive; and

(b)	Section 7.3 (Survival), Article 6 (Confidentiality), Article 8 (Indemnification), Article 9 (Dispute Resolution), Article 10 (Miscellaneous), and any other provision in this Agreement that, by its nature, is intended to indefinitely survive the termination of this Agreement, shall survive indefinitely.

Article 8

 Indemnification

8.1          Indemnification (IP). SXM shall indemnify and hold harmless Altair and its Affiliates with respect to any and all Claims and liabilities made against them by any Third Party on the basis that their use of the Licensed IP infringes, misappropriates or otherwise violates any Intellectual Property Rights held by the Third Party, except to the extent such infringement, misappropriation, or violation arises out of or results from (i) any modification of the SX Lithium Extraction Technology or Improvements by Altair or its Affiliate; or (ii) combination of the SX Lithium Extraction Technology or Improvements by Altair or its Affiliate with other technology in contravention of technical specifications of the SX Lithium Extraction Technology or Improvements, as applicable, provided by SXM.

8.2          Indemnification (Royalty). Altair agrees that it will defend, indemnify, reimburse and hold harmless SX, its officers, directors, shareholders, employees and its successors and assigns (collectively the “indemnified parties”), and each of them, from and against any and all Claims and liabilities which may be made or brought against the indemnified parties or amounts which the indemnified parties may sustain, pay or incur that whosoever result from or relate to operations conducted on or in respect of the Properties that result from or relate to the mining, handling, transportation, or refining of the Products or the handling of transportation of the Products. The indemnity provided in this Section 8.2 is limited to claims, demands, liabilities, actions and proceedings that may be made or taken against an indemnified party its capacity as or related to SX as a holder of the Royalty and will not include any indemnity in respect of any Claims against an indemnified party in any other capacity.

8.3           Indemnification (General). Each of the Parties (the “Indemnitor”) shall indemnify, defend and hold harmless the other Party and its respective Personnel (collectively, the “Indemnitee”) against any Claims arising out of or connected with:

(a)	any breach by the Indemnitor of any term, condition or covenant of this Agreement; or

(b)	any act or omission of the Indemnitor which results in or causes the Indemnitee to breach or fail to comply with the terms and conditions hereof, unless such act or omission constitutes fraud, gross negligence, or wilful misconduct on the part of the Indemnitee or its Personnel.

Article 9
Dispute Resolution

9.1          Consultation. The Parties shall use their reasonable endeavours to settle any dispute, controversy or Claim arising from or in connection with this Agreement, or in respect of any legal relationship associated with or derived from this Agreement (each a “Dispute”) (including a Dispute as to the validity or existence of this Agreement) through initially informal consultations and negotiations.

Article 10
Miscellaneous

10.1        Notices.

(a)	All notices and other communications required or permitted under this Agreement must be in writing and given by (a) hand delivery, (b) pre-paid registered post (with return receipt requested), (c) facsimile, or (d) email (with return receipt requested), in each case addressed as specified below or in any subsequent notice from the intended recipient to the Party sending the notice:

(i)	If to SX or SXM, at:

St-Georges Eco-Mining Corp.
1000 Sherbrooke Street West
Suite 2700
Montréal, Québec
H3A3G4
Attention: Frank Dumas

(ii)	If to Altair, at:

Altair International Corp.
322 North Shore Drive
Building 1B, Suite 200
Pittsburgh, PA
15212
Attention: Leonard Lovallo

(b)	Any such notice or other document shall:

(i)	if hand-delivered, be deemed to have been given and received at the place of receipt on the date of delivery, provided that if such date is a day other than a business day in the place of receipt, such notice or document shall be deemed to have been given and received at the place of receipt on the first business day in the place of receipt, thereafter;

(ii)	if mailed by registered post, be deemed to have been given and received at the place of receipt on the date of actual receipt;

(iii)	if transmitted by facsimile, be deemed to have been given and received at the place of receipt on the next business day following the day of sending, provided that the sender has received facsimile confirmation from the recipient of receipt of same on or before the date transmission is deemed to have been received as above; and

(iv)	if sent by e-mail, or other form of electronic transmission, shall be deemed received when the message is delivered to the recipient’s e-mail inbox.

(c)	In the event of postal disruption, such notices or documents must be delivered by a method of giving notice other than by post.

10.2        Assignment. SX may assign its rights under this Agreement; provided, however, that no change or division in the ownership of the Royalty, however accomplished, shall enlarge the obligations or diminish the rights of Altair.

10.3         Right of First Refusal. SX hereby grants to and in favour of Altair the right of first refusal to acquire the Royalty granted pursuant to the terms of this Agreement. In the event that SX receives an offer to purchase the Royalty from a bona fide purchaser at arm’s length to SX, which offer SX has accepted or is willing to accept, SX shall give Altair written notice thereof, including the terms and conditions of such offer to purchase, and Altair shall have the right, within 30 days from the date of delivery to Altair of such notice, to exercise its right of first refusal in respect thereof and to acquire the Royalty on the same terms and conditions as are set forth in the offer to purchase.

10.4         Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter of this Agreement and, except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations, undertakings and agreements of the Parties respecting the subject matter hereof. There are no representations, undertakings or agreements of any kind between the Parties respecting the subject matter hereof except those contained herein.

10.5         Amendment of Agreement. None of the terms, conditions or provisions of this Agreement shall be held to have been changed, waived, varied, modified, or altered by any act or Knowledge of any Party, their respective agents, servants, or employees unless done so in writing signed by the Parties.

10.6          Force majeure. No Party shall be liable or responsible to any other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to a Party hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control, including, without limitation: acts of God; flood, fire or explosion; war, invasion, riot or other civil unrest; actions, embargoes or blockades in effect on or after the date hereof; national or regional emergency; strikes, labor stoppages or slowdowns or other industrial disturbances; compliance with any applicable Law or order of a governmental authority, rule, regulation or direction, or any action taken by a governmental authority, including imposing an embargo, export or import restriction, quota or other restriction or prohibition, or failing to grant a necessary license or consent; or any other event which is beyond the reasonable control of such Party (each of the foregoing, a “Force Majeure Event”). A Party whose performance is affected by a Force Majeure Event shall give written notice to the other Parties stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

10.7          Severability. If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, such provision shall be enforced to the fullest extent permitted and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. A provision of similar economic effect shall be substituted for any invalid, illegal, or unenforceable provision.

10.8          Waiver of Breach. No waiver on behalf of any Party of any breach of the provisions hereof shall be effective or binding upon such Party unless the same shall be expressed in writing and any waiver so expressed shall not limit or affect such Party’s rights with respect to any future breach of any of the provisions hereof.

10.9          Further Assurances. Each of the Parties covenants and agrees that it or its heirs, executors, administrators, successors and permitted assigns will execute such further documents and do and perform or cause to be done and performed such further and other acts as may be necessary or desirable from time to time in order to give full effect to the provisions of this Agreement.

10.10       Successors and Assigns. This Agreement shall be binding upon and enure to the benefit of the successors and assigns of the Parties and all Persons succeeding to or acquiring the business now carried on by the Parties.

10.11       Governing Law. This Agreement shall be governed by and construed according to the laws of the Province of Québec and the laws of Canada, as applicable therein. Subject to Article 9 (Dispute Resolution), for the purpose of all legal proceedings to be heard by the courts, each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Québec.

10.12       Counterpart Execution. This Agreement may be signed in counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together will constitute one and the same agreement. A counterpart delivered by facsimile transmission or by electronic transmission, including a PDF copy by email, shall be considered as an original copy of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

ST-GEORGES ECO-MINING CORP.

By:
Name:
Title:

ST-GEORGES METALLURGY CORP.

By:
Name:
Title:

ALTAIR INTERNATIONAL LTD.

By:
Name:
Title: